Exhibit 10.2

             ADDENDUM TO AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

This Agreement is made this 22nd day of May, 2009 by and between DoMark International, Inc., a Nevada Corporation, OTCBB DOMK (the "Issuer") and Victory Lane, LLC a Colorado Limited Liability Company (the "Company"), and the Manager of the Company (the "Manager"). This Agreement is referred to as the "Addendum".

This Addendum hereby modifies the terms of the AGREEMENT FOR THE EXCHANGE OF COMMON STOCK entered into between the Issuer and Victory Lane, LLC, a Colorado Corporation and the shareholders of this Corporation dated May 13, 2009 ("Original Agreement"). To the extent the terms are not modified by virtue of this Addendum, the terms of the Original Agreement shall remain in full force and effect.

THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Victory Lane, LLC is currently a Colorado Limited Liability Company that shall, at the time of Closing, convert to a C Corporation for tax filing purposes. Until Closing, the Company shall remain a partnership for tax filing purposes.
     2. The Terms of the Original Agreement provide for the transfer of common stock of Issuer to the "Shareholder" of the Company. For purposes of this Addendum and the Original Agreement, the term "Shareholder" shall refer to Victory Lane Financial Elite, LLC, a Colorado limited liability company.
     3.   The parties agree that the Company shall  transfer 100 Units to Issuer
          at  the  time  of  Closing  and  that  the  term   "Units"   shall  be
          interchangeable with the term "Shares" as used in the Original Agreement.
     4. Company shall pay as additional consideration for the Original Agreement the sum of $3,157,000 payable in a promissory note at 2% annual interest from the proceeds of new project funding or from the proceeds of project net income over a four month period from the date of closing of new funding.
     5. The parties agree that VLFE has the sum of $7,623,471 in capital paid into Victory Lane and that 20% of the net income of the Company up to a maximum of $7,623,471 shall be paid to VLFE as a return of this capital. Said return of capital shall be remitted on a quarterly basis after the Issuer has filed its quarterly reports with the Securities and Exchange Commission, beginning with the quarter ending 8-31-09.
     6. Issuer agrees to advance funds, if necessary, to cover operational expenses beginning July 1, 2009 until such time as financing is obtained.
     7. To the extent the Issuer is obligated to pay the "earn out" shares referred to in Paragraph 1. ii. of the Original Agreement shall be paid to a newly formed entity known as Victory Lane Founders, LLC. Victory Lane Founders, LLC is an entity that is controlled by the President of the Company. The parties agree that the stock issuance of 25 million shares pursuant to the "earn out" shall be at a minimum price equal to the stock price as used to determine the value of the shares transferred by Issuer as consideration for the Original Agreement which is $1.74. To the extent the stock price is lower than
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          this  price at the time of the  "earn  out"  transfer,  the  number of shares shall be increased accordingly. The "earn out" distribution of stock shall be made in quarterly installments as profits are generated by Victory Lane. The additional shares issued shall be determined by dividing the actual quarterly net income, beginning with the quarter ending 8-31-09, by the sum of $80 Million projected net income to determine the percentage and then multiplying that percentage times 25,000,000 shares. The number of shares may be increased as provided herein if an adjustment is necessary due to a reduction in the closing share price as defined herein. Issuer reserves the right, at its sole discretion, to pay the earn out portion in cash or stock.
     8. The parties agree that the restructuring of the ownership of Victory Lane, LLC and the implementation of Victory Lane Financial Elite, LLC and Victory Lane Founders, LLC are for the purpose of conducting the sale of the Company to Issuer and shall not be construed as a violation of the representations and warranties of the Company as set forth in the Original Agreement. In addition, the parties agree that the language of paragraph 3.v. regarding liabilities assumed by Legacy Development, LLC shall be modified to state that these liabilities shall be conversions of debt into equity of Victory Lane Financial Elite, LLC.
     9. The parties agree that the term "Bylaws" as used in the Original Agreement shall refer to the "Operating Agreement" of the Company.
     10. The parties agree that the obligation of the Company to pay $100,000 on or before May 22, 2009 pursuant to paragraph 5.i.(16) shall be modified to state as follows:
               On or before May 29, 2009, the Company shall demonstrate that it has not less than $100,000.00 unrestricted cash on hand and shall be responsible for the June interest payment due Ambit that is secured by the first security interest on the property owned by the Company. Further, Company shall be responsible for other Company overhead for the month of June, 2009. The interest
               payment  and  overhead   shall  be  reimbursed   upon   obtaining
               financing.
     11. The parties agree that the term "officers" and the term "directors" as used in the Original Agreement shall be modified to include the word "manager".
     12. Issuer shall appoint Patrick Costello to the Board of Directors of Issuer within 10 days of Closing.

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 22nd day of May, 2009.

Victory Lane, LLC                               DoMark International, Inc.


/s/ Patrick Costello                            /s/ R. Thomas Kidd
--------------------------------                --------------------------------
Patrick Costello, Manager                       Its CEO